EXHIBIT 99.1

Avantax Completes Acquisition of Headquarters Advisory Group, LLC

DALLAS – (Aug. 26, 2021) – Avantax℠, a leader in tax-focused financial planning, has closed its acquisition of New Jersey-based Headquarters Advisory Group, LLC, with approximately $1.1 billion in total client assets as of June 30, 2021. The acquisition expands the nationwide footprint of Avantax’s in-house RIA (registered investment advisor).

In connection with the transaction, Headquarters Advisory Group partners Samuel J. “Skip” Angelo, John J. Crowe, and Michele I. Lee continue with the Avantax family by becoming Financial Planning Consultants with Avantax Planning Partners℠. Headquarters Advisory Group has a long history with Avantax and one of its predecessor companies, 1st Global, and ranked among the Top 5 Avantax affiliated firms at the time of the closing of the acquisition.

“This transaction shows how Avantax’s flexible affiliation models accommodate virtually any strategy a Financial Professional wants to pursue, from growing an as independent business operator to shedding the administrative burdens that come with owning a practice and joining our in-house RIA instead,” said Todd Mackay, President of Avantax Wealth Management℠. “Everyone approached this transaction with energy and enthusiasm. We’re eager to pursue the high-growth potential throughout the Northeast with Skip, John, Michele and their team while ensuring their current clients continue receiving the tax-advantaged services they’ve come to expect.”

With the closing of the Headquarters Advisory Group acquisition, since the acquisition of Avantax Planning Partners, a total of $1.3 billion of total client assets have moved from Avantax’s independent contractor model to its employee-based RIA model as a result of independent Avantax affiliates choosing to sell their practices to Avantax and join Avantax’s in-house RIA. $1.3 billion would have represented approximately 20% of Avantax’s employee-based RIA model’s total client assets at June 30, 2021. Avantax’s employee-based RIA model’s total client assets include both Avantax Planning Partners’ total client assets and the $1.3 billion of acquired client assets that were formerly part of Avantax’s independent contractor model.

Avantax Wealth Management and Avantax Planning Partners are part of the wealth management segment of Blucora, Inc. (NASDAQ: BCOR), which had a collective $88 billion in total client assets as of June 30, 2021.

About Avantax Planning Partners℠
Avantax Planning Partners℠ is a national financial planning and wealth management firm that partners with CPA firms to combine and deliver holistic financial and tax-planning services to their clients. Using the Guidance Planning Strategies planning tool, Avantax Planning Partners visually lays out a long-term plan, considering a wide array of financial decisions and their potential impacts on clients’ financial health. Through this unique and proven approach, Avantax Planning Partners and CPA firms help clients make progress toward their financial goals through strategies such as asset management, estate planning, retirement planning, tax planning, risk management and more.

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About Avantax Wealth Management℠
Avantax Wealth Management℠ offers a tax-advantaged approach for comprehensive financial planning. Avantax’s Tax-Smart approach helps clients leverage taxes to create financial growth opportunities. Most financial companies treat taxes as an afterthought, or not at all, even though taxes are one of life’s most complex and costly expenses. Avantax technology, tax and wealth management insights are used by Avantax Financial Professionals to uncover and tailor opportunities across their clients’ financial lifecycles to help enable better long-term outcomes. The wealth management segment of Blucora, Inc. (NASDAQ: BCOR), which includes the Avantax Wealth Management℠ and Avantax Planning Partners℠ brands, had a collective $88 billion in total client assets as of June 30, 2021. For more information, please visit us at www.avantax.com or on LinkedIn and Facebook.

About Blucora®
Blucora, Inc. (NASDAQ: BCOR) is a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments including (i) wealth management, through its Avantax Wealth Management℠ and Avantax Planning Partners℠ brands, with a collective $88 billion in total client assets as of June 30, 2021, and (ii) tax software, through its TaxAct business, a market leader in tax software with approximately 3 million consumer and approximately 24,500 professional users in 2021. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Media Contact:
Tony Katsulos
Avantax
(972) 870-6654
pr@avantax.com

Investor Contact:
Dee Littrell
Blucora, Inc.
(972) 870-6463
IR@blucora.com
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